EXHIBIT 99

                       C&F FINANCIAL CORPORATION
                       DIVIDEND REINVESTMENT PLAN
                           AUTHORIZATION CARD

           In  accordance   with  the  terms  and  conditions  of  the
Dividend Reinvestment Plan (the "Plan") of C&F Financial Corporation (the "Company"), as described in the Prospectus, dated July 1, 1997, I hereby appoint American Stock Transfer & Trust Company (the "Plan Administrator") as my agent, authorize the Company to pay to the Plan Administrator dividends on my shares of Company Common Stock and authorize the Plan Administrator to apply such amounts to the purchase of Company Common Stock in accordance with the terms of the Plan.

           I acknowledge receipt of the Prospectus for the Plan and agree to be bound by the terms and conditions of the Plan. I acknowledge that the Prospectus is qualified in its entirety by the terms and conditions as set forth therein. I also acknowledge that the Plan Administrator shall administer the Plan, but that, under the terms of the Plan, the Board of Directors has full authority to interpret any discrepancies or disputes that may arise under the Plan.

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Date: ______________, _____  ____________________________________________   ___________________________________

                             ____________________________________________   ___________________________________
                             Shareholder(s) Signature(s)                    Print Shareholder(s) Name(s)
                             (Sign exactly as your shares are registered)   Daytime Telephone Number: (       )
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American Stock Transfer & Trust Company, Attn: Dividend Reinvestment
Department,  40 Wall Street, 46th Floor, New York, New York 10005